Exhibit 23.2
CONSENT OF INDEPENDENT AUDITOR
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Baldwin Insurance Group, Inc. of our report dated December 15, 2025 relating to the financial statements of Cobbs Allen Capital Holdings, LLC and Subsidiaries, which appears in Exhibit 99.1 of the Current Report on Form 8-K of The Baldwin Insurance Group, Inc. as filed on January 2, 2026.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
February 27, 2026